Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (October 26, 2020) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $17,606,000 for the quarter ended September 30, 2020, compared to $7,430,000 during the trailing quarter ended June 30, 2020 and $23,395,000 during the quarter ended September 30, 2019. Diluted earnings per share were $0.59 for the third quarter of 2020, compared to $0.25 for the second quarter of 2020 and $0.76 for the third quarter of 2019.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and nine months ended September 30, 2020 included the following:
•For the three and nine months ended September 30, 2020, the Company’s return on average assets was 0.95% and 0.79%, respectively, and the return on average equity was 7.79% and 6.13%, respectively.
•As of September 30, 2020, the Company reported total loans, total assets and total deposits of $4.83 billion, $7.45 billion and $6.34 billion, respectively.
•The loan to deposit ratio was 76.12% as of September 30, 2020, as compared to 76.84% at June 30, 2020 and 78.98% at September 30, 2019.
•For the current quarter, net interest margin was 3.72% on a tax equivalent basis as compared to 4.44% in the quarter ended September 30, 2019, and a decrease of 38 basis points from the 4.10% in the trailing quarter.
•Non-interest bearing deposits as a percentage of total deposits were 39.71% at September 30, 2020, as compared to 39.81% at June 30, 2020 and 33.56% at September 30, 2019.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, decreased to 0.09% for the third quarter of 2020 as compared with 0.12% for the trailing quarter, and also decreased by 14 basis points from the average rate paid of 0.23% during the same quarter of the prior year.
•Non-performing assets to total assets were 0.34% at September 30, 2020, as compared to 0.31% as of June 30, 2020, and 0.31% at September 30, 2019.
•Credit provision expense for loans and debt securities was $7.6 million during the quarter ended September 30, 2020, as compared to provision expense of $22.2 million during the trailing quarter ended June 30, 2020, and a reversal of provision totaling ($0.3) million for the three month period ended September 30, 2019.
•Gain on sale of loans for the three and nine months ended September 30, 2020 totaled $3.0 million and $5.7 million, as compared to $1.2 million and $2.2 million for the equivalent periods ended September 30, 2019, respectively.
•The efficiency ratio was 59.44% for the third quarter of 2020, as compared to 59.69% in the trailing quarter and 58.82% in the same quarter of the 2019 year.
President and CEO, Rick Smith commented, “While we continue to operate in a very difficult interest rate environment, there were several positive areas of performance during the quarter. In addition to having non-PPP loan growth, we continue to experience strong deposit growth while at the same time making reductions to our cost of funds. Most importantly, credit quality remained stable if not improved over the prior quarter as illustrated by deferred loans outstanding decreasing from $341 million to $131 million and the Bank’s credit loss reserves now stand at 1.81% of total loans. Our non-interest income, driven by continued mortgage banking gains and card usage, increased significantly from the prior quarter as economic activity improved in California and in most of our service areas customers continued to find ways to keep their businesses open while COVID-19 mandates remain in place. Operating expense management remains a priority for the Company and significant progress was made to the benefit of our forward-looking expense management strategy, including reductions in staffing and preparing for certain branch closures.”

Smith added, “In addition to normal banking efforts, we continue to operate effectively under the current COVID-19 environment. Our branches are open, and we have made operational enhancements to allow employees the ability to continue to work effectively from either the office or from home. We also experienced numerous wildfires during the quarter burning millions of acres of land around us. Fortunately, our bank and our customers have experienced minimal damage from those fires and currently the fires are controlled.”
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2020, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three and nine months ended September 30, 2020 the Company’s return on average assets was 0.95% and 0.79%, respectively, and the return on average equity was 7.79% and 6.13%, respectively. For the three and nine months ended September 30, 2019, the Company’s return on average assets was 1.44% and 1.44%, respectively, and the return on average equity was 10.42% and 10.67%, respectively.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars and shares in thousands)	2020	2020	$ Change	% Change
Net interest income	$63,454	$64,659	$(1,205)	(1.9)%
Provision for loan losses	(7,649)	(22,244)	14,595	(65.6)%
Noninterest income	15,137	11,657	3,480	29.9%
Noninterest expense	(46,714)	(45,550)	(1,164)	2.6%
Provision for income taxes	(6,622)	(1,092)	(5,530)	506.4%
Net income	$17,606	$7,430	$10,176	137.0%
Diluted earnings per share	$0.59	$0.25	$0.34	136.0%
Dividends per share	$0.22	$0.22	$—	—%
Average common shares	29,764	29,754	10	0.0%
Average diluted common shares	29,844	29,883	(39)	(0.1)%
Return on average total assets	0.95%	0.43%
Return on average equity	7.79%	3.39%
Efficiency ratio	59.44%	59.69%

	Three months ended September 30,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$63,454	$64,688	$(1,234)	(1.9)%
(Provision for) reversal of loan losses	(7,649)	329	(7,978)	(2,424.9)%
Noninterest income	15,137	14,108	1,029	7.3%
Noninterest expense	(46,714)	(46,344)	(370)	0.8%
Provision for income taxes	(6,622)	(9,386)	2,764	(29.4)%
Net income	$17,606	$23,395	$(5,789)	(24.7)%
Diluted earnings per share	$0.59	$0.76	$(0.17)	(22.4)%
Dividends per share	$0.22	$0.22	$—	—%
Average common shares	29,764	30,509	(745)	(2.4)%
Average diluted common shares	29,844	30,629	(785)	(2.6)%
Return on average total assets	0.95%	1.44%
Return on average equity	7.79%	10.42%
Efficiency ratio	59.44%	58.82%

	Nine months ended September 30,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$191,305	$192,873	$(1,568)	(0.8)%
(Provision for) reversal of loan losses	(37,963)	1,392	(39,355)	(2,827.2)%
Noninterest income	38,615	39,334	(719)	(1.8)%
Noninterest expense	(137,014)	(138,493)	1,479	(1.1)%
Provision for income taxes	(13,786)	(25,924)	12,138	(46.8)%
Net income	$41,157	$69,182	$(28,025)	(40.5)%
Diluted earnings per share	$1.37	$2.25	$(0.88)	(39.2)%
Dividends per share	$0.66	$0.60	$0.06	10.0%
Average common shares	29,971	30,464	(493)	(1.6)%
Average diluted common shares	30,083	30,643	(560)	(1.8)%
Return on average total assets	0.79%	1.44%
Return on average equity	6.13%	10.67%
Efficiency ratio	59.59%	59.64%

SBA Paycheck Protection Program
In March 2020, the SBA Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. As a Small Business Administration (SBA) Preferred Lender, the Company was able to provide PPP loans to small business customers. As of the quarter ended September 30, 2020, the total balance outstanding of PPP loans was $437,793,000 (approximately 2,900 loans) as compared to total PPP originations of $438,510,000. Included in the balance of outstanding PPP loans as of September 30, 2020 are approximately 1,420 loans with outstanding balances of less than $50,000 each and with a total balance outstanding of approximately $32,296,000. In connection with the origination of these loans, the Company earned approximately $15,735,000 in loan fees, offset by deferred loan costs of approximately $763,000, the net of which will be recognized over the earlier of loan maturity, repayment or receipt of forgiveness confirmation. As of September 30, 2020 there was approximately $11,846,000 in net deferred fee income expected to be recognized. During the three and nine months ended September 30, 2020, the Company recognized $2,603,000 and $4,959,000, respectively, in interest and fees on PPP loans.

COVID Deferrals
Following the passage of the CARES Act legislation, the "Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus" was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team continues to be focused on assessing the risks in our loan portfolio and working with our customers to mitigate where possible, the risk of potential losses. The Company implemented loan programs to allow certain consumers and businesses impacted by the pandemic to defer loan principal and interest payments.
The following is a summary of COVID related loan customer modifications with outstanding balances as of September 30, 2020:

			Modification Type		Deferral Term
(dollars in thousands)	Modified Loan Balances Outstanding	% of Total Category of Loans	Interest Only Deferral	Principal and Interest Deferral	90 Days	180 Days
Commercial real estate:
CRE non-owner occupied	$80,314	5.0%	96.0%	4.0%	—%	100.0%
CRE owner occupied	12,959	2.2	64.3	35.7	10.2	89.8
Multifamily	8,996	1.5	75.7	24.3	24.3	75.7
Farmland	—	—	—	—	—	—
Total commercial real estate loans	102,269	3.5	90.2	9.8	3.4	96.6
Consumer:
SFR 1-4 1st lien	—	—	—	—	—	—
SFR HELOCs and junior liens	—	—	—	—	—	—
Other	—	—	—	—	—	—
Total consumer loans	—	—	—	—	—	—
Commercial and industrial	4,493	0.7	98.8	1.2	1.4	98.6
Construction	24,176	8.5	100.0	—	—	100.0
Agriculture production	—	—	—	—	—	—
Leases	—	—	—	—	—	—
Total modifications	$130,938	2.71%	92.32%	7.68%	2.73%	97.27%

Total loan modifications associated with CARES Act legislation made during the nine months ended September 30, 2020 totaled approximately $422.53 million of which $130.94 million remained outstanding under their modified terms as of September 30, 2020. Approximately $95.33 million and $35.61 million of the remaining balance of loans with modified terms are expected to conclude their modification period during the quarters ended December 31, 2020 and March 31, 2021, respectively. However, as long as the current pandemic and recessionary economic conditions continue, it is anticipated that additional borrowers may request an initial or subsequent modification to their loan terms.
The total loan modifications made under the CARES Act during 2020 are inclusive of seven borrowers with loan balances totaling approximately $26.52 million who requested and were granted a second modification and deferral. Six of these second modifications and deferrals were for a period of three additional months. As of September 30, 2020 the second deferral period had concluded and the loans returned to their regular payment terms. The remaining borrower whom received a second loan modification was granted a six month deferral on an outstanding loan balance of $597,000 and is scheduled to return to payment status in January 2021.
Management believes that its analysis of each borrower receiving a loan modification supports the ability of that borrower to return to their normal payment terms at the conclusion of the modification period. As such management determined that a risk downgrade to each credit receiving a deferral modification was prudent until such time that the borrower's actual payment performance supported an upgrade to the pre-modification risk grade.

Balance Sheet
Total loans outstanding grew to $4.83 billion as of September 30, 2020, an increase of 15.4% over the same quarter of the prior year, and an annualized increase of 2.1% over the trailing quarter. Investments outstanding increased to $1.47 billion as of September 30, 2020, an increase of 35.5% annualized over the trailing quarter. Average earning assets to total average assets continued to increase slightly to 92.3% at September 30, 2020, as compared to 90.6% and 90.0% at June 30, 2020, and September 30, 2019, respectively. The Company's loan to deposit ratio was 76.1% at September 30, 2020, as compared to 76.8% and 79.0% at June 30, 2020, and September 30, 2019, respectively.
Total shareholders' equity increased by $16,576,000 during the quarter ended September 30, 2020 primarily as a result of net income of $17,606,000 and an increase in accumulated other comprehensive income of $4,957,000, partially offset by $6,549,000 in cash dividends paid on common stock. As a result, the Company’s book value increased to $30.31 per share at September 30, 2020 as compared to $29.76 and $29.39 at June 30, 2020, and September 30, 2019, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $22.24 per share at September 30, 2020 as compared to $21.64 and $21.33 at June 30, 2020, and September 30, 2019, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	As of September 30,	As of June 30,	$ Change	Annualized % Change
(dollars in thousands)	2020	2020
Total assets	$7,449,799	$7,360,071	$89,728	4.9%
Total loans	4,826,338	4,801,405	24,933	2.1%
Total loans, excluding PPP	4,400,390	4,377,974	22,416	2.0%
Total investments	1,473,935	1,353,728	120,207	35.5%
Total deposits	$6,340,588	$6,248,258	$92,330	5.9%
The growth of deposit balances continued during the third quarter of 2020, increasing by $92,330,000 or 5.9% annualized. The available liquidity from deposit growth was largely allocated to fund investment growth during the period, which increased by $120,207,000, or 35.5% annualized. Loan growth continued during the third quarter of 2020, increasing by $24,933,000 or 2.1% on an annualized basis. This was primarily attributed to organic non-PPP loan originations of $22,416,000 or 2.0% of loan balances, excluding PPP, during the quarter ended September 30, 2020.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of September 30,	As of June 30,	$ Change	Annualized % Change
(dollars in thousands)	2020	2020
Total assets	$7,380,961	$7,027,735	$353,226	20.1%
Total loans	4,827,564	4,656,050	171,514	14.7%
Total loans, excluding PPP	4,389,672	4,363,481	26,191	2.4%
Total investments	1,376,212	1,371,733	4,479	1.3%
Total deposits	$6,278,638	$5,937,294	$341,344	23.0%
The growth in average loans of $171,514,000, or 14.7% on an annualized basis, during the third quarter of 2020 was generally consistent with the annual year over year growth rate of 15.4%, but well above the annualized quarterly growth of 2.1%. The significant volume of PPP loans originated late in the second quarter, the majority of which remain outstanding as of September 30, 2020, are the most significant driver for the quarterly average increase. The Company also generated core loan growth, with the average balance of non-PPP loans by increasing by $26,191,000, or an annualized change of 2.4% during the period.
Year Over Year Balance Sheet Change

Ending balances	As of September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Total assets	$7,449,799	$6,384,883	$1,064,916	16.7%
Total loans	4,826,338	4,182,348	643,990	15.4%
Total loans, excluding PPP	4,400,390	4,182,348	218,042	5.2%
Total investments	1,473,935	1,397,753	76,182	5.5%
Total deposits	$6,340,588	$5,295,407	$1,045,181	19.7%
As discussed above, the PPP program generated significant increases in volume during the nine months ended September 30, 2020 for loan and deposit balances. Excess deposit proceeds have been temporarily allocated to cash and due from banks, which increased to $652,582,000 at September 30, 2020 from $259,047,000 as of September 30, 2019. Investment securities increased to $1,473,935,000, a change of $76,182,000 or 5.5% from $1,397,753,000 at September 30, 2019. The Company purchased approximately $196,118,000 in securities during the three months ended September 30, 2020, offset largely by an accelerated rate of prepayment or maturity of these debt instruments totaling $79,621,000 correlating with the historically low interest rate environment. Total average loans as a percentage of total earning assets were 70.8% for the quarter ended September 30, 2020, a decrease of 0.5% over the September 30, 2019 ratio of 71.3%.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars in thousands)	2020	2020	$ Change	% Change
Interest income	$65,438	$67,148	$(1,710)	(2.5)%
Interest expense	(1,984)	(2,489)	505	(20.3)%
Fully tax-equivalent adjustment (FTE) (1)	254	286	(32)	(11.2)%
Net interest income (FTE)	$63,708	$64,945	$(1,237)	(1.9)%
Net interest margin (FTE)	3.72%	4.10%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,876	$2,587	$(711)
Net interest margin less effect of acquired loan discount accretion	3.61%	3.94%		(0.33)%
PPP loans yield, net:
Amount (included in interest income)	$2,603	$2,356	$247
Net interest margin less effect of PPP loan yield (1)	3.81%	4.14%		(0.33)%
Acquired loans discount accretion and PPP loan yield, net: (1)
Amount (included in interest income)	$4,479	$4,943	$(464)
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.69%	3.97%		(0.28)%

	Three months ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$65,438	$68,889	$(3,451)	(5.0)%
Interest expense	(1,984)	(4,201)	2,217	(52.8)%
Fully tax-equivalent adjustment (FTE) (1)	254	289	(35)	(12.1)%
Net interest income (FTE)	$63,708	$64,977	$(1,269)	(2.0)%
Net interest margin (FTE)	3.72%	4.44%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,876	$2,360	$(484)
Net interest margin less effect of acquired loan discount accretion	3.61%	4.28%		(0.67)%

	Nine months ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$199,103	$204,526	$(5,423)	(2.7)%
Interest expense	(7,798)	(11,653)	3,855	(33.1)%
Fully tax-equivalent adjustment (FTE) (1)	811	929	(118)	(12.7)%
Net interest income (FTE)	$192,116	$193,802	$(1,686)	(0.9)%
Net interest margin (FTE)	4.02%	4.48%

Acquired loans discount accretion, net:
Amount (included in interest income)	$6,211	$5,919	$292
Net interest margin less effect of acquired loan discount accretion	3.82%	4.40%		(0.58)%
PPP loans yield, net:
Amount (included in interest income)	$4,959	—	$4,959
Net interest margin less effect of PPP loan yield (1)	4.08%	—		4.08%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$11,170	$5,919	$5,251
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.88%	4.40%		(0.52)%
(1)Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the uncertain economic environment and corresponding rate volatility, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, increased during the third quarter of 2020. During the three months ended September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019, purchased loan discount accretion was $1,876,000, $2,587,000, $1,748,000, and $2,218,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,389,672	$55,436	5.02%	$4,363,481	$56,053	5.17%	$4,142,602	$56,999	5.46%
PPP loans	437,892	2,603	2.36%	292,569	2,356	3.24%	—	—	—%
Investments-taxable	1,261,793	6,376	2.01%	1,251,873	7,689	2.47%	1,403,653	10,172	2.88%
Investments-nontaxable (1)	114,419	1,102	3.83%	119,860	1,238	4.15%	133,038	1,250	3.73%
Total investments	1,376,212	7,478	2.16%	1,371,733	8,927	2.62%	1,536,691	11,422	2.95%
Cash at Federal Reserve and other banks	611,719	175	0.11%	338,082	98	0.12%	130,955	757	2.29%
Total earning assets	6,815,495	65,692	3.83%	6,365,865	67,434	4.26%	5,810,248	69,178	4.72%
Other assets, net	565,466			661,870			642,222
Total assets	$7,380,961			$7,027,735			$6,452,470
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,339,797	56	0.02%	$1,293,007	64	0.02%	$1,240,548	$284	0.09%
Savings deposits	2,075,077	484	0.09%	1,968,374	644	0.13%	1,861,166	1,192	0.25%
Time deposits	387,922	872	0.89%	409,242	1,105	1.09%	447,669	1,574	1.39%
Total interest-bearing deposits	3,802,796	1,412	0.15%	3,670,623	1,813	0.20%	3,549,383	3,050	0.34%
Other borrowings	33,750	4	0.05%	26,313	4	0.06%	73,350	334	1.81%
Junior subordinated debt	57,475	568	3.93%	57,372	672	4.71%	57,156	817	5.67%
Total interest-bearing liabilities	3,894,021	1,984	0.20%	3,754,308	2,489	0.27%	3,679,889	4,201	0.45%
Noninterest-bearing deposits	2,475,842			2,266,671			1,777,852
Other liabilities	112,112			126,351			104,062
Shareholders’ equity	898,986			880,405			890,667
Total liabilities and shareholders’ equity	$7,380,961			$7,027,735			$6,452,470
Net interest rate spread (1) (2)			3.63%			3.99%			4.27%
Net interest income and margin (1) (3)		$63,708	3.72%		$64,945	4.10%		$64,977	4.44%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended September 30, 2020 decreased $1,237,000 or 1.9% to $63,708,000 compared to $64,945,000 during the three months ended June 30, 2020. Over the same period net interest margin declined 38 basis points to 3.72% as compared to 4.10% in the trailing quarter. The decline in net interest income (FTE) was due primarily to a decline in yield on interest earning assets, which was 3.83% for the quarter ended September 30, 2020, which represents a decrease of 43 basis points over the trailing quarter and a decrease of 89 basis points over the same quarter in the prior year. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, remained unchanged at 3.25% during the quarter ended September 30, 2020 as compared to 3.25% at March 31, 2020, but decreased from 4.75% at December 31, 2019 and 5.00% at September 30, 2019.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 44 basis points from 5.46% during the three months ended September 30, 2019 to 5.02% during the three months ended September 30, 2020. Of the 44 basis point decrease in yields on loans during the comparable three month periods ended September 30, 2020 and 2019, 38 basis points was attributable to decreases in market yields while 6 basis points was lost from the accretion of purchased loan discounts.
The decline in interest expense when compared to the trailing quarter is primarily attributed to the reduction in the cost of interest bearing liabilities, which decreased by 7 basis points as of September 30, 2020 to 0.20% from 0.27% at June 30, 2020, as a direct result of the aforementioned declining interest rate environment.
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,360,942	$167,747	5.14%	$4,070,568	$166,888	5.48%
PPP loans	244,196	4,959	2.71%	—	—	—%
Investments-taxable	1,249,823	22,637	2.42%	1,420,426	31,849	3.00%
Investments-nontaxable (1)	117,745	3,515	3.99%	138,580	4,024	3.88%
Total investments	1,367,568	26,152	2.55%	1,559,006	35,873	3.08%
Cash at Federal Reserve and other banks	403,252	1,056	0.35%	148,995	2,694	2.42%
Total earning assets	6,375,958	199,914	4.19%	5,778,569	205,455	4.75%
Other assets, net	595,617			643,130
Total assets	$6,971,575			$6,421,699
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,293,071	289	0.03%	$1,263,312	860	0.09%
Savings deposits	1,971,348	2,190	0.15%	1,892,122	3,631	0.26%
Time deposits	409,005	3,297	1.08%	443,546	4,277	1.29%
Total interest-bearing deposits	3,673,424	5,776	0.21%	3,598,980	8,768	0.33%
Other borrowings	26,223	13	0.07%	35,814	384	1.43%
Junior subordinated debt	57,374	2,009	4.68%	57,109	2,501	5.86%
Total interest-bearing liabilities	3,757,021	7,798	0.28%	3,691,903	11,653	0.42%
Noninterest-bearing deposits	2,197,315			1,761,037
Other liabilities	120,486			101,947
Shareholders’ equity	896,753			866,812
Total liabilities and shareholders’ equity	$6,971,575			$6,421,699
Net interest rate spread (1) (2)			3.91%			4.33%
Net interest income and margin (1) (3)		$192,116	4.02%		$193,802	4.48%

(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Loan Portfolio Composition
During 2020, declines in several market interest rates, including many rates that serve as reference indices for variable rate loans declined markedly from previous levels. As of September 30, 2020 the Company's loan portfolio consisted of approximately $4,869,000,000 in outstanding principal with a weighted average coupon rate of 4.34%, inclusive of the PPP program loans. Excluding these loans, the Company's loan portfolio has approximately $4,431,000,000 outstanding with a weighted average coupon rate of 4.66% as of September 30, 2020. Included in this September 30, 2020 loan total exclusive of PPP loans, are variable rate loans totaling $2,991,000,000 of which 87.7% or $2,622,000,000 were at their floor rate. The remaining variable rate loans totaling $369,000,000, which carried a weighted average coupon rate of 5.07% as of September 30, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.36% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.66% to approximately 4.61%.

As of June 30, 2020 the Company's loan portfolio consisted of approximately $4,854,000,000 in outstanding principal balances with weighted average coupon rate of 4.37%, inclusive of the PPP program loans. Excluding these loans, the Company's loan portfolio has approximately $4,417,000,000 outstanding with a weighted average coupon rate of 4.70% as of June 30, 2020. Included in this June 30, 2020 loan total exclusive of PPP loans, are variable rate loans totaling $2,984,000,000 of which 86.5% or $2,582,000,000 were at their floor rate. The remaining variable rate loans totaling $402,000,000, which carried a weighted average coupon rate of 5.13% as of June 30, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.37% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.70% to approximately 4.61%.
Asset Quality and Credit Loss Provisioning
The Company adopted CECL on January 1, 2020. During the three months ended September 30, 2020, the Company recorded a provision for credit losses of $7,649,000, as compared to $22,244,000 for the trailing quarter, and a reversal of provision expense of ($329,000) during the third quarter of 2019.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020
Addition to allowance for credit losses	$7,649	$22,089	$8,000
Addition to reserve for unfunded loan commitments	—	155	70
Total provision for credit losses	$7,649	$22,244	$8,070

The allowance for credit losses (ACL) was $87,575,000 as of quarter ended September 30, 2020, a net increase of $7,836,000 over the immediately preceding quarter. More specifically, the changes in loan volume and changes in credit quality associated with levels of classified, past due and non-performing loans, in addition to changes in qualitative factors, resulted in the need for a provision for credit losses of $7,649,000 and net recoveries totaled $187,000 during the current quarter. The portfolio-wide qualitative indicators for changes in California Unemployment and US Policy uncertainty contributed to the majority of the increase in credit reserves on loans as of September 30, 2020 as compared to the trailing quarter, adding approximately $9,556,000 to the required reserves. These increases were partially offset with a reduced need for reserves for concentration risks totaling $1,472,000 and reductions in specific reserves on individually evaluated loans of $321,000. The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included significant shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Management noted that the majority of economic forecasts utilized in the ACL calculation have continued to identify an expanded duration of the current recessionary period as caused by the global pandemic and partially offset by the governmental stimulus that has been provided to date.
Loans past due 30 days or more decreased by $6,100,000 during the quarter ended September 30, 2020 to $10,522,000, as compared to $16,622,000 at June 30, 2020. Non-performing loans were $22,963,000 at September 30, 2020 and $20,730,000 at June 30, 2020, a slight increase compared to the $16,864,000 and $18,565,000 as of December 31, 2019 and September 30, 2019, respectively.

	September 30,	% of Total Loans	June 30,	% of Total Loans	December 31,	% of Total Loans
(in thousands)	2020		2020		2019
Risk Rating:
Pass	$4,630,266	95.9%	$4,698,393	97.9%	$4,228,453	98.2%
Special Mention	147,343	3.1%	61,883	1.3%	44,217	1.0%
Substandard	48,729	1.0%	41,129	0.9%	34,696	0.8%
Total	$4,826,338		$4,801,405		$4,307,366

Classified loans to total loans	1.01%		0.86%		0.81%
Loans past due 30+ days to total loans	0.22%		0.35%		0.25%
The Company's loan portfolio for non-classified loans (loans graded special mention or better) remains generally consistent for the quarter ended September 30, 2020, as compared to the trailing quarter June 30, 2020, representing 99.0% and 99.1% of total loans outstanding, respectively. Loans risk graded special mention increased by approximately $89,918,000 during the quarter ended September 30, 2020 as compared to the trailing quarter. These downgrades to special mention were largely focused in one relation-ship of eight loans totaling approximately $56,600,000, secured by several commercial real estate properties which remain current as to payment status and are believed to have more than sufficient collateral support. The downgrade is related to recent management and oversight changes within the borrowing entity. Other components of the loan population downgraded to special mention during the quarter includes approximately $7,900,000 in COVID-19 related restructured loans, shared between two relationships. Total loans greater than 30 days past due downgraded to special mention during the quarter equaled approximately $501,000.

There was one insignificant addition and no sales of other real estate owned during the three month period ended September 30, 2020. As of September 30, 2020, other real estate owned consisted of four properties with a carrying value of $2,057,000.

Allocation of Credit Loss Reserves by Loan Type
	As of September 30, 2020		As of June 30, 2020		As of March 31, 2020
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$28,847	1.80%	$26,091	1.63%	$18,034	1.10%
CRE - Owner Occupied	9,625	1.66%	8,710	1.50%	5,366	0.99%
Multifamily	10,032	1.67%	8,581	1.49%	5,140	0.92%
Farmland	1,790	1.17%	1,468	0.97%	713	0.50%
Total commercial real estate loans	50,294	1.71%	44,850	1.54%	29,253	1.01%
Consumer:
SFR 1-4 1st Liens	8,937	1.72%	8,015	1.58%	5,650	1.18%
SFR HELOCs and Junior Liens	11,676	3.51%	12,108	3.38%	11,196	3.08%
Other	3,394	4.18%	3,042	3.73%	2,746	3.33%
Total consumer loans	24,007	2.57%	23,165	2.45%	19,592	2.05%

Commercial and Industrial	4,534	0.72%	4,018	0.63%	3,867	1.46%
Construction	7,640	2.68%	6,775	2.43%	4,595	0.65%
Agricultural Production	1,093	2.69%	919	2.59%	593	2.51%
Leases	7	0.19%	12	0.68%	11	1.90%
Allowance for credit losses	87,575	1.81%	79,739	1.66%	57,911	1.32%
Reserve for unfunded loan commitments	3,000		3,000		2,845
Total allowance for credit losses	$90,575	1.88%	$82,739	1.72%	$60,756	1.39%

As of September 30, 2020 and June 30, 2020, total loans includes PPP loans which are fully guaranteed and therefore would not require any loss reserve allocation. In the table above, PPP loans are included in the segment "Commercial and Industrial" for the periods ended September 30, 2020 and June 30, 2020. There were no PPP loans outstanding as of March 31, 2020. Excluding PPP loan outstanding balances from the ratio of the ACL to total loans results in a reserve ratio of approximately 2.0% as of September 30, 2020. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of September 30, 2020, the unamortized discount associated with acquired loans totaled $28,570,000 and if aggregated with the ACL would collectively represent 2.39% of total gross loans and 2.63% total loans less PPP loans.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2020	June 30, 2020	$ Change	% Change
ATM and interchange fees	$5,637	$5,165	$472	9.1%
Service charges on deposit accounts	3,334	3,046	288	9.5%
Other service fees	805	734	71	9.7%
Mortgage banking service fees	457	459	(2)	(0.4)%
Change in value of mortgage servicing rights	236	(1,236)	1,472	(119.1)%
Total service charges and fees	10,469	8,168	2,301	28.2%
Increase in cash value of life insurance	773	710	63	8.9%
Asset management and commission income	667	661	6	0.9%
Gain on sale of loans	3,035	1,736	1,299	74.8%
Lease brokerage income	175	127	48	37.8%
Sale of customer checks	91	88	3	3.4%
Gain on sale of investment securities	7	—	7	n/a
Gain on marketable equity securities	—	25	(25)	(100.0)%
Other	(80)	142	(222)	(156.3)%
Total other non-interest income	4,668	3,489	1,179	33.8%
Total non-interest income	$15,137	$11,657	$3,480	29.9%

Non-interest income increased $3,480,000 or 29.9% to $15,137,000 during the three months ended September 30, 2020 compared to $11,657,000 during the trailing quarter June 30, 2020. Mortgage loan origination volume demand increased during the period ended September 30, 2020 as a result of the continued favorable interest rate environment, leading to an additional $1,299,000 gain on sale of loans, as compared to the trailing quarter. Additionally, the change in valuation of mortgage servicing rights increased modestly by $236,000 during the quarter, which represented an improvement of $1,472,000 as compared to the trailing quarter ended June 30, 2020.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
ATM and interchange fees	$5,637	$5,427	$210	3.9%
Service charges on deposit accounts	3,334	4,327	(993)	(22.9)%
Other service fees	805	808	(3)	(0.4)%
Mortgage banking service fees	457	483	(26)	(5.4)%
Change in value of mortgage servicing rights	236	(455)	691	(151.9)%
Total service charges and fees	10,469	10,590	(121)	(1.1)%
Increase in cash value of life insurance	773	773	—	—%
Asset management and commission income	667	721	(54)	(7.5)%
Gain on sale of loans	3,035	1,236	1,799	145.6%
Lease brokerage income	175	172	3	1.7%
Sale of customer checks	91	126	(35)	(27.8)%
Gain on sale of investment securities	7	107	(100)	(93.5)%
Gain on marketable equity securities	—	22	(22)	n/m
Other	(80)	361	(441)	(122.2)%
Total other non-interest income	4,668	3,518	1,150	32.7%
Total non-interest income	$15,137	$14,108	$1,029	7.3%
In addition to the discussion above within the non-interest income for the three months ended September 30, 2020 and trailing June 30, 2020, fee generating deposit account activity remains depressed as a result of the COVID-19 pandemic, while volumes of e-commerce activity showed improvement from the trailing quarter, the same quarter of the prior year and for the nine month year to date periods (illustrated below).
The following table presents the key components of non-interest income for the current and prior year nine-month periods indicated:

	Nine months ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
ATM and interchange fees	$15,913	$15,412	$501	3.3%
Service charges on deposit accounts	10,426	12,389	(1,963)	(15.8)%
Other service fees	2,296	2,198	98	4.5%
Mortgage banking service fees	1,386	1,441	(55)	(3.8)%
Change in value of mortgage servicing rights	(2,258)	(1,652)	(606)	36.7%
Total service charges and fees	27,763	29,788	(2,025)	(6.8)%
Increase in cash value of life insurance	2,203	2,294	(91)	(4.0)%
Asset management and commission income	2,244	2,102	142	6.8%
Gain on sale of loans	5,662	2,223	3,439	154.7%
Lease brokerage income	495	631	(136)	(21.6)%
Sale of customer checks	303	401	(98)	(24.4)%
Gain on sale of investment securities	7	107	(100)	(93.5)%
Gain on marketable equity securities	72	100	(28)	(28.0)%
Other	(135)	1,688	(1,823)	(108.0)%
Total other non-interest income	10,851	9,546	1,305	13.7%
Total non-interest income	$38,614	$39,334	$(720)	(1.8)%

Non-interest income decreased $720,000 or 1.8% to $38,614,000 during the nine months ended September 30, 2020 compared to $39,334,000 during the comparable nine month period in 2019. Non-interest income for the nine months ended September 30, 2020 as compared to the same period in 2019 was negatively impacted by changes in the fair value of the Company’s mortgage servicing assets, as noted above, which contributed to a $606,000 decline, and the aforementioned decline in service charges on deposit accounts, which is down $1,963,000 during the nine month period in 2020 as compared to the same period in 2019. Other non-interest income declined by $1,823,000, partially from decreases in the fair value of assets used to fund acquired deferred compensation plans totaling $718,000 for the nine months ended September 30, 2020 as compared to the same period 2019, as well as from an absence of one-time death benefits totaling $728,000 realized during the nine months ended September 30, 2019. The declines noted above were partially offset by $3,439,000 in gains from the sale of mortgage loans, which resulted from both increased volume and profit margins during the nine months ended September 30, 2020.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three Months Ended
(dollars in thousands)	September 30, 2020	June 30, 2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$18,754	$17,277	$1,477	8.5%
Incentive compensation	2,184	2,395	(211)	(8.8)%
Benefits and other compensation costs	8,383	7,383	1,000	13.5%
Total salaries and benefits expense	29,321	27,055	2,266	8.4%
Occupancy	3,440	3,398	42	1.2%
Data processing and software	3,561	3,657	(96)	(2.6)%
Equipment	1,549	1,350	199	14.7%
Intangible amortization	1,431	1,431	—	—%
Advertising	869	531	338	63.7%
ATM and POS network charges	1,314	1,210	104	8.6%
Professional fees	955	741	214	28.9%
Telecommunications	619	639	(20)	(3.1)%
Regulatory assessments and insurance	538	360	178	49.4%
Postage	118	283	(165)	(58.3)%
Operational losses	154	184	(30)	(16.3)%
Courier service	345	337	8	2.4%
Gain on sale of foreclosed assets	—	(16)	16	(100)%
Loss on disposal of fixed assets	22	15	7	46.7%
Other miscellaneous expense	2,478	4,375	(1,897)	(43.4)%
Total other non-interest expense	17,393	18,495	(1,102)	(6.0)%
Total non-interest expense	$46,714	$45,550	$1,164	2.6%
Average full-time equivalent staff	1,105	1,139	(34)	(3.0)%
Non-interest expense for the quarter ended September 30, 2020 increased $1,164,000 or 2.6% to $46,714,000 as compared to $45,550,000 during the trailing quarter ended June 30, 2020. Salaries, net of deferred loan origination costs increased by $1,477,000 to $18,754,000 for the three-months ended September 30, 2020 due to a decrease in loan origination activity and therefore a reduction in deferred loan costs of $745,000 as well as employee severance costs of $400,000 associated with reductions in personnel. Benefits related expenses increased by $1,000,000 to $8,383,000 during the quarter primarily as a result of increases in expenses associated with retirement obligations and insurance costs. The decrease in other miscellaneous expenses was primarily a rebound from the elevated indirect loan documentation and administrative costs incurred in conjunction with the PPP loan program during the quarter ended June 30, 2020, which totaled $1,479,000.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$18,754	$17,656	$1,098	6.2%
Incentive compensation	2,184	3,791	(1,607)	(42.4)%
Benefits and other compensation costs	8,383	5,452	2,931	53.8%
Total salaries and benefits expense	29,321	26,899	2,422	9.0%
Occupancy	3,440	3,711	(271)	(7.3)%
Data processing and software	3,561	3,411	150	4.4%
Equipment	1,549	1,679	(130)	(7.7)%
Intangible amortization	1,431	1,431	—	—%
Advertising	869	1,358	(489)	(36.0)%
ATM and POS network charges	1,314	1,343	(29)	(2.2)%
Professional fees	955	999	(44)	(4.4)%
Telecommunications	619	867	(248)	(28.6)%
Regulatory assessments and insurance	538	94	444	472.3%
Postage	118	438	(320)	(73.1)%
Operational losses	154	228	(74)	(32.5)%
Courier service	345	357	(12)	(3.4)%
Gain on sale of foreclosed assets	—	(50)	50	(100.0)%
Loss on disposal of fixed assets	22	2	20	1000.0%
Other miscellaneous expense	2,478	3,577	(1,099)	(30.7)%
Total other non-interest expense	17,393	19,445	(2,052)	(10.6)%
Total non-interest expense	$46,714	$46,344	$370	0.8%
Average full-time equivalent staff	1,105	1,160	(55)	(4.7)%
Non-interest expense increased by $370,000 or 0.8% to $46,714,000 during the three months ended September 30, 2020 as compared to $46,344,000 for the three months ended September 30, 2019. For reasons similar to those discussed above salary and benefit expense increased by $2,422,000 or 9.0% to $29,321,000 during the three months ended September 30, 2020 as compared to $26,899,000 for the same period in 2019. Partially offsetting this increase were declines in miscellaneous expenses, which decreased during the period by $1,099,000 or 30.7% to $2,478,000, and were specifically attributed to a $614,000 reduction in travel and outside training expenses as associated with the precautionary and restricted travel environment associated with the pandemic. Further, reductions in advertising expense totaled $489,000 or 36.0%, to $869,000 during the three months ended September 30, 2020 as compared to $1,358,000 for the same period in 2019.
The following table presents the key components of non-interest income for the current and prior year nine-month periods indicated:

	Nine months ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$53,654	$51,624	$2,030	3.9%
Incentive compensation	7,680	10,064	(2,384)	(23.7)%
Benefits and other compensation costs	22,314	17,058	5,256	30.8%
Total salaries and benefits expense	83,648	78,746	4,902	6.2%
Occupancy	10,713	11,223	(510)	(4.5)%
Data processing and software	10,585	10,114	471	4.7%
Equipment	4,411	5,298	(887)	(16.7)%
Intangible amortization	4,293	4,293	—	—%
Advertising	2,065	4,222	(2,157)	(51.1)%
ATM and POS network charges	3,897	3,936	(39)	(1.0)%
Professional fees	2,399	2,895	(496)	(17.1)%
Telecommunications	1,983	2,437	(454)	(18.6)%
Regulatory assessments and insurance	993	1,095	(102)	(9.3)%
Postage	691	1,063	(372)	(35.0)%
Operational losses	559	679	(120)	(17.7)%
Courier service	1,013	1,039	(26)	(2.5)%
Gain on sale of foreclosed assets	(57)	(246)	189	(76.8)%
Loss on disposal of fixed assets	37	82	(45)	(54.9)%
Other miscellaneous expense	9,783	11,617	(1,834)	(15.8)%
Total other non-interest expense	53,365	59,747	(6,382)	(10.7)%
Total non-interest expense	$137,013	$138,493	$(1,480)	(1.1)%
Average full-time equivalent staff	1,093	1,145	(52)	(4.5)%

Non-interest expense decreased by $1,480,000 or 1.1% to $137,013,000 during the nine months ended September 30, 2020 as compared to $138,493,000 for the same period in 2019. Reductions in advertising expenses totaling $2,157,000 or 51.1% to $2,065,000 contributed to this beneficial change, as did declines in miscellaneous expenses totaling $1,834,000 or 15.8% attributed primarily to a $1,681,000 reduction in travel and training expenses as a result of state-wide shelter-in-place restrictions and a reduction of $418,000 in third party services, which were partially offset by the indirect loan documentation and administrative costs associated with PPP lending activity. These declines were offset by a net increase in salaries and benefits expense by $4,902,000 or 6.2% to $83,648,000 during the nine months ended September 30, 2020 as compared to $78,746,000 for the same period in 2019.

Provision for Income Taxes
The Company’s effective tax rate was 25.1% for the nine months ended September 30, 2020, as compared to 27.4% for the year ended December 31, 2019. The reduction in effective tax rate was made possible through the provisions of the Coronavirus Aid, Relief, and
Economic Security Act (“CARES Act”) which provided the Company with an opportunity to file amended tax returns and generate proposed refunds of approximately $805,000. Other differences between the Company's effective tax rate and applicable federal and state statutory rates are due to the proportion of non-taxable revenue and low income housing tax credits as compared to the levels of pre-tax earnings.
About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.
Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate, due to the COVID-19 global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; the costs or effects of mergers, acquisitions or dispositions we may make; the future operating or financial performance of the Company, including our outlook for future growth, changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; the effect of a fall in stock market prices on our brokerage and wealth management businesses; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Revenue and Expense Data
Interest income	$65,438	$67,148	$66,517	$67,918	$68,889
Interest expense	1,984	2,489	3,325	3,722	4,201
Net interest income	63,454	64,659	63,192	64,196	64,688
Provision for (benefit from) credit losses	7,649	22,244	8,070	(298)	(329)
Noninterest income:
Service charges and fees	10,469	8,168	9,126	10,629	10,590
Gain on sale of investment securities	7	—	—	3	107
Other income	4,661	3,489	2,694	3,554	3,411
Total noninterest income	15,137	11,657	11,820	14,186	14,108
Noninterest expense:
Salaries and benefits	29,321	27,055	27,272	27,319	26,899
Occupancy and equipment	4,989	4,748	5,387	5,394	5,390
Data processing and network	4,875	4,867	4,740	4,914	4,754
Other noninterest expense	7,529	8,880	7,350	9,337	9,301
Total noninterest expense	46,714	45,550	44,749	46,964	46,344
Total income before taxes	24,228	8,522	22,193	31,716	32,781
Provision for (benefit from) income taxes	6,622	1,092	6,072	8,826	9,386
Net income	$17,606	$7,430	$16,121	$22,890	$23,395
Share Data
Basic earnings per share	$0.59	$0.25	$0.53	$0.75	$0.77
Diluted earnings per share	$0.59	$0.25	$0.53	$0.75	$0.76
Dividends per share	$0.22	$0.22	$0.22	$0.22	$0.22
Book value per common share	$30.31	$29.76	$28.91	$29.70	$29.39
Tangible book value per common share (1)	$22.24	$21.64	$20.80	$21.69	$21.33
Shares outstanding	29,769,389	29,759,209	29,973,516	30,523,824	30,512,187
Weighted average shares	29,763,898	29,753,699	30,394,904	30,520,490	30,509,057
Weighted average diluted shares	29,844,396	29,883,193	30,522,842	30,650,071	30,629,027
Credit Quality
Allowance for credit losses to gross loans	1.81%	1.66%	1.32%	0.71%	0.75%
Loans past due 30 days or more	$10,522	$16,622	$28,693	$9,024	$8,089
Total nonperforming loans	$22,963	$20,730	$17,955	$16,864	$18,565
Total nonperforming assets	$25,020	$22,652	$20,184	$19,405	$20,111
Loans charged-off	$194	$491	$510	$1,098	$1,522
Loans recovered	$381	$230	$892	$475	$520
Selected Financial Ratios
Return on average total assets	0.95%	0.43%	1.00%	1.40%	1.44%
Return on average equity	7.79%	3.39%	7.14%	10.03%	10.42%
Average yield on loans, excluding PPP	5.02%	5.17%	5.23%	5.33%	5.46%
Average yield on interest-earning assets	3.83%	4.26%	4.57%	4.65%	4.72%
Average rate on interest-bearing deposits	0.15%	0.20%	0.29%	0.33%	0.34%
Average cost of total deposits	0.09%	0.12%	0.19%	0.22%	0.23%
Average rate on borrowings & subordinated debt	2.49%	3.25%	3.89%	3.96%	3.50%
Average rate on interest-bearing liabilities	0.20%	0.27%	0.37%	0.41%	0.45%
Net interest margin (fully tax-equivalent) (1)	3.72%	4.10%	4.34%	4.39%	4.44%
Loans to deposits	76.12%	76.84%	81.05%	80.26%	78.98%
Efficiency ratio	59.44%	59.69%	59.66%	59.92%	58.82%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,876	$2,587	$1,748	$2,218	$2,360
All other loan interest income	$53,560	$53,466	$54,510	$54,644	$54,639
Total loan interest income	$55,436	$56,053	$56,258	$56,862	$56,999
(1) Non-GAAP measure

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Cash and due from banks	$652,582	$705,852	$185,466	$276,507	$259,047
Securities, available for sale, net	1,145,989	999,313	1,005,006	953,098	987,054
Securities, held to maturity, net	310,696	337,165	359,770	375,606	393,449
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	6,570	8,352	2,695	5,265	7,604
Loans:
Commercial loans	673,281	667,263	285,830	283,707	278,458
Consumer loans	400,711	416,490	428,313	445,542	442,539
Real estate mortgage loans	3,466,307	3,437,960	3,422,440	3,328,290	3,247,156
Real estate construction loans	286,039	279,692	242,479	249,827	214,195
Total loans, gross	4,826,338	4,801,405	4,379,062	4,307,366	4,182,348
Allowance for credit losses	(87,575)	(79,739)	(57,911)	(30,616)	(31,537)
Total loans, net	4,738,763	4,721,666	4,321,151	4,276,750	4,150,811
Premises and equipment	84,856	85,292	86,304	87,086	87,424
Cash value of life insurance	120,026	119,254	118,543	117,823	117,088
Accrued interest receivable	19,557	20,337	18,575	18,897	18,205
Goodwill	220,872	220,872	220,872	220,872	220,872
Other intangible assets	19,264	20,694	22,126	23,557	24,988
Operating leases, right-of-use	28,879	29,842	30,221	27,879	28,957
Other assets	84,495	74,182	86,330	70,591	72,134
Total assets	$7,449,799	$7,360,071	$6,474,309	$6,471,181	$6,384,883
Deposits:
Noninterest-bearing demand deposits	$2,517,819	$2,487,120	$1,883,143	$1,832,665	$1,777,357
Interest-bearing demand deposits	1,346,716	1,318,951	1,243,192	1,242,274	1,222,955
Savings deposits	2,099,780	2,043,593	1,857,684	1,851,549	1,843,873
Time certificates	376,273	398,594	418,679	440,506	451,222
Total deposits	6,340,588	6,248,258	5,402,698	5,366,994	5,295,407
Accrued interest payable	1,571	1,734	1,986	2,407	2,847
Operating lease liability	28,894	29,743	30,007	27,540	28,494
Other liabilities	91,902	98,684	96,560	91,984	87,867
Other borrowings	27,055	38,544	19,309	18,454	16,423
Junior subordinated debt	57,527	57,422	57,323	57,232	57,180
Total liabilities	6,547,537	6,474,385	5,607,883	5,564,611	5,488,218
Common stock	531,075	530,422	534,623	543,998	543,415
Retained earnings	365,611	354,645	356,935	367,794	351,751
Accum. other comprehensive income (loss)	5,576	619	(25,132)	(5,222)	1,499
Total shareholders’ equity	$902,262	$885,686	$866,426	$906,570	$896,665
Quarterly Average Balance Data
Average loans, excluding PPP	$4,389,672	$4,363,481	$4,329,357	$4,231,347	$4,142,602
Average interest-earning assets	$6,815,495	$6,365,865	$5,883,750	$5,823,795	$5,810,248
Average total assets	$7,380,961	$7,027,735	$6,506,587	$6,482,832	$6,452,470
Average deposits	$6,278,638	$5,937,294	$5,395,933	$5,385,190	$5,327,235
Average borrowings and subordinated debt	$91,225	$83,685	$80,062	$77,452	$130,506
Average total equity	$898,986	$880,405	$908,633	$905,585	$890,667
Capital Ratio Data
Total risk based capital ratio	15.2%	15.1%	15.1%	15.1%	15.2%
Tier 1 capital ratio	14.0%	13.9%	13.9%	14.4%	14.5%
Tier 1 common equity ratio	12.9%	12.8%	12.8%	13.3%	13.4%
Tier 1 leverage ratio	10.0%	10.3%	11.2%	11.6%	11.3%
Tangible capital ratio (1)	9.2%	9.1%	10.0%	10.6%	10.6%
(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,876	$2,587	$2,360	$6,211	$5,919
Effect on average loan yield	0.17%	0.24%	0.23%	0.19%	0.19%
Effect on net interest margin (FTE)	0.11%	0.16%	0.16%	0.13%	0.14%
Net interest margin (FTE)	3.72%	4.10%	4.44%	4.02%	4.48%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.61%	3.94%	4.28%	3.89%	4.34%
PPP loans yield, net:
Amount (included in interest income)	$2,603	$2,356	none	$4,959	none
Effect on net interest margin (FTE)	(0.09)%	(0.04)%	—	(0.05)%	—
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.81%	4.14%	—	4.08%	—
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$4,479	$4,943	$2,360	$11,170	$5,919
Effect on net interest margin (FTE)	0.02%	0.12%	0.16%	0.08%	0.14%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.70%	3.98%	4.28%	3.94%	4.34%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$17,606	7,430	$23,395	$41,157	$69,182
Exclude income tax expense	6,622	1,092	9,386	13,786	25,924
Exclude provision (benefit) for credit losses	7,649	22,244	(329)	37,963	(1,392)
Net income before income tax and provision expense (Non-GAAP)	$31,877	$30,766	$32,452	$92,906	$93,714

Average assets (GAAP)	$7,380,961	$7,027,735	$6,452,470	$6,971,575	$6,421,699
Average equity (GAAP)	898,986	880,405	890,667	896,753	866,812

Return on average assets (GAAP) (annualized)	0.95%	0.43%	1.44%	0.79%	1.44%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.72%	1.76%	2.02%	1.78%	1.95%
Return on average equity (GAAP) (annualized)	7.79%	3.39%	10.42%	6.13%	10.67%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	14.11%	4.67%	14.65%	13.84%	14.45%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Return on tangible common equity
Average total shareholders' equity	$898,986	$880,405	$890,667	$896,753	$866,812
Exclude average goodwill	(220,872)	(220,872)	(220,872)	(220,872)	(220,872)
Exclude average other intangibles	(19,979)	(21,410)	(25,703)	(21,411)	(27,134)
Average tangible common equity (Non-GAAP)	$658,135	$638,123	$644,092	$654,470	$618,806

Net income (GAAP)	$17,606	$7,430	$23,395	$41,157	$69,182
Exclude amortization of intangible assets, net of tax effect	1,008	1,008	1,008	3,024	3,024
Tangible net income available to common shareholders (Non-GAAP)	$18,614	8,438	$24,403	$44,181	$72,206

Return on average equity	7.79%	3.39%	10.42%	6.13%	10.67%
Return on average tangible common equity (Non-GAAP)	11.25%	5.32%	15.24%	9.02%	15.60%

	Three months ended
(dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Tangible common shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$902,262	$885,686	$866,426	$906,570	$896,665
Exclude goodwill and other intangible assets, net	240,136	241,566	242,998	244,429	245,860
Tangible s/h equity (Non-GAAP)	$662,126	$644,120	$623,428	$662,141	$650,805

Total assets (GAAP)	$7,449,799	$7,360,071	$6,474,309	$6,471,181	$6,384,883
Exclude goodwill and other intangible assets, net	240,136	241,566	242,998	244,429	245,860
Total tangible assets (Non-GAAP)	$7,209,663	$7,118,505	$6,231,311	$6,226,752	$6,139,023

Common s/h equity to total assets (GAAP)	12.11%	12.03%	13.38%	14.01%	14.04%
Tangible common s/h equity to tangible assets (Non-GAAP)	9.18%	9.05%	10.00%	10.63%	10.60%

	Three months ended
(dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$662,126	$644,120	$623,428	$662,141	$650,805
Tangible assets (Non-GAAP)	7,209,663	7,118,505	6,231,311	6,226,752	6,139,023

Common shares outstanding at end of period	29,769,389	29,759,209	29,973,516	30,523,824	30,512,187

Common s/h equity (book value) per share (GAAP)	$30.31	$29.76	$28.91	$29.70	$29.39
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$22.24	$21.64	$20.80	$21.69	$21.33

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